Exhibit 5.01


                 LETTERHEAD OF DAVIS POLK & WARDWELL


                                             April 6, 1994



P.T. ALatieF Freeport Finance Company B.V.
c/o Freeport-McMoRan Copper & Gold Inc.
One East First Street, Suite 1600
Reno, Nevada  89501

Freeport-McMoRan Copper & Gold Inc.
First Interstate Bank Building
One East First Street, Suite 1600
Reno, Nevada 89501


Dear Sirs:

          We are acting as United States counsel for P.T. ALatieF Freeport Finance Company B.V., a Netherlands corporation having its legal seat in Rotterdam, The Netherlands (the "Issuer") and Freeport-McMoRan Copper & Gold Inc., a Delaware corporation ("FCX"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Issuer and FCX with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of $120,000,000 principal amount of Senior Notes Due 2001 (the "Notes") unconditionally guaranteed by FCX (the "Guaranty"). The Notes are to be issued pursuant to the terms of an indenture (the "Indenture") among the Issuer, FCX and Chemical Bank, as trustee (the "Trustee") the form of which is set forth as an exhibit to the Registration Statement.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that:

          1.  FCX is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Delaware.

          2. When the Indenture has been duly executed and delivered by duly authorized officers of FCX and the Trustee, and any managing director of the Issuer the Indenture will be a valid and binding agreement of the Issuer and FCX.

          3. When duly authorized officers of FCX and any managing director of the Issuer have executed the Notes (manually or in facsimile), the Notes have been duly authenticated by the Trustee under the Indenture and sold in the manner contemplated in the Registration Statement and payment of the agreed consideration for the Notes has been received by the Issuer, the Notes will be entitled to the benefits of the Indenture and will be a valid and binding obligations of the Issuer and the Guaranty will be a valid and binding obligation of FCX.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. To the extent that the foregoing opinion expresses conclusions as to matters of law of The Netherlands, we have relied, without independent investigation, upon the opinion of Stibbe Simont Monahan Duhot dated April 4, 1994 as to the matters set forth therein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                              Very truly yours,


                              /s/  Davis Polk & Wardwell